                                                                     EXHIBIT 1.2


                            STOCK PURCHASE AGREEMENT



                          Dated as of December 5, 1997

                                      among

                  THE SHAREHOLDERS OF T.F.H. PUBLICATIONS, INC.

                                       and

                          CENTRAL GARDEN & PET COMPANY

                               TABLE OF CONTENTS
                                -----------------

Section                                                                  Page

                                 ARTICLE I
                     Sale and Purchase of Common Stock

    1.01.  Sale and Purchase..............................................  2
    1.02.  Closing........................................................  2
           (a)  Shareholder Deliveries....................................  2
           (b)  Buyer Deliveries..........................................  3
    1.03.  The Purchase Price.............................................  3
           (a)  Determination of Purchase Price...........................  3
           (b)  Payment of Purchase Price.................................  3
    1.04.  Adjustment of Purchase Price...................................  4
    1.05.  Shareholders Loan..............................................  5
    1.06.  Physical Inventory.............................................  6
    1.07.  Further Cooperation............................................  6

                                ARTICLE II
                      Representations and Warranties

    2.01.  Representations and Warranties of the Shareholders.............  6
           (a)  Organization..............................................  6
           (b)  Authority To Do Business..................................  6
           (c)  Binding Obligation........................................  7
           (d)  Title to Stock............................................  7
           (e)  Capitalization............................................  8
           (f)  Inventories...............................................  8
           (g)  Accounts Receivable.......................................  8
           (h)  Financial Statements......................................  9
           (i)  Real Property............................................. 10
           (j)  Title to Personal Property................................ 11
           (k)  Contracts................................................. 11
           (l)  Litigation................................................ 12
           (m)  Licenses.................................................. 12
           (n)  Employee and Related Matters.............................. 12
           (o)  Absence of Changes or Events.............................. 13
           (p)  Compliance with Laws...................................... 15
           (q)  No Broker's or Finder's Fees.............................. 15
           (r)  Employee Benefit Plans.................................... 15
           (s)  Customers................................................. 17
           (t)  Condition of Equipment.................................... 18
           (u)  Trademarks and Other Intellectual Property................ 18
           (v)  Environmental Matters..................................... 19
           (w)  Tax Returns and Payments.................................. 21
           (x)  Other Activities of the Shareholders...................... 23
           (y)  Related Party Transactions................................ 23
           (z)  Employee Terminations..................................... 23
           (za) The Shareholder List...................................... 24
           (zb) No Undisclosed Liabilities................................ 24
           (zc) Disclosure................................................ 24
           (zd) Title to Shares........................................... 24

Section                                                                  Page

    2.02.  Representations and Warranties of Buyer........................ 25
            (a) Organization.............................................. 25
            (b) Binding Obligation........................................ 25
            (c) SEC Reports............................................... 26
            (d) Financial Condition....................................... 26

                                ARTICLE III
                 Covenants Relating to Conduct of Business

    3.01.  Covenants of the Shareholders.................................. 26
           (a)  Ordinary Course........................................... 26
           (b)  Distributions............................................. 27
           (c)  Compensation.............................................. 27
           (d)  Rights.................................................... 27
           (e)  No Other Bids............................................. 28
    3.02.  Covenants of Buyer............................................. 28

                                ARTICLE IV
                           Additional Agreements

    4.01.  Access to Information.......................................... 29
    4.02.  Legal Conditions............................................... 30
    4.03.  Expenses....................................................... 30
    4.04.  Additional Agreements.......................................... 31
    4.05.  Press Releases................................................. 31
    4.06.  Closing Balance Sheet.......................................... 31
    4.07.  338 Election................................................... 32
    4.08.  [            ]................................................. 32
    4.09.  Accounts Receivable............................................ 32
           (a)  Obligations of Buyer...................................... 32
           (b)  Settlement of Accounts Receivable......................... 33
    4.10.  Additional Borrowings.......................................... 34

                                    ARTICLE V
                              Conditions Precedent

    5.01.  Conditions to Each Party's Obligation.......................... 34
           (a)  Approvals................................................. 34
           (b)  Legal Action.............................................. 34
           (c)  Statutes.................................................. 35
    5.02.  Conditions to Obligations of Buyer............................. 35
           (a)  Representations and Warranties............................ 35
           (b)  Performance of Obligations of the Shareholders............ 35
           (c)  Opinion of Shareholders' Counsel.......................... 35
           (d)  No Material Adverse Change................................ 36
           (e)  Consents and Actions...................................... 36
           (f)  Due Diligence Investigation............................... 36
           (g)  Closing Deliveries........................................ 36
           (h)  Release of Security Interests............................. 37
           (i)  Title Insurance........................................... 37
           (j)  Noncompetition Agreements................................. 37
           (k)  Consulting Agreements..................................... 37

Section                                                                  Page

           (l)  Employment Agreements..................................... 37
           (m)  Leases.................................................... 37
           (n)  Environmental............................................. 38
           (p)  Holdings.................................................. 38
    5.03.  Conditions to Obligation of the Shareholders................... 38
           (a)  Representations and Warranties............................ 38
           (b)  Performance of Obligations of Buyer....................... 39
           (c)  Consents and Actions...................................... 39
           (d)  Consulting Agreements..................................... 39
           (e)  Employment Agreements..................................... 39
           (f)  Holdings.................................................. 39
           (g)  Other Documents........................................... 40

                                   ARTICLE VI
                                 Indemnification

    6.01.  Warranty Claims................................................ 40
    6.02.  Third Party Claims............................................. 40
    6.03.  Notice of Claim................................................ 42
    6.04.  Defense of Third Party Claims.................................. 42
    6.05.  Ceiling........................................................ 43
    6.06.  Exclusive Remedy............................................... 43

                                   ARTICLE VII
                        Termination, Amendment and Waiver

    7.01.  Termination.................................................... 43
    7.02.  Effect of Termination.......................................... 44
    7.03.  Amendment...................................................... 44

                                  ARTICLE VIII
                               General Provisions

    8.01.  Survival of Representations and Warranties..................... 44
    8.02.  Notices........................................................ 45
    8.03.  Interpretation................................................. 46
    8.04.  Counterparts................................................... 46
    8.05.  Miscellaneous.................................................. 46
    8.06.  Governing Law.................................................. 47
    8.07.  No Waiver...................................................... 47
    8.08.  Disclaimer of Projections...................................... 47

                         List of Schedules and Exhibits

EXHIBIT A - Noncompetition Agreements*
EXHIBIT B - Shareholder Consulting Agreements*
Schedule 1.03(a) - Earnout Calculation*

*The schedules and exhibits to this agreement have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of December 5, 1997, by and among CENTRAL GARDEN & PET COMPANY, a Delaware corporation ("Buyer"); and Herbert R. Axelrod and Evelyn Axelrod (the "Shareholders").
                  WHEREAS, the Shareholders own all of the issued and outstanding capital stock (the "Stock") of T.F.H. Publications, Inc., a Delaware corporation (the "Company").
                  WHEREAS, the Company owns four adjoining properties located in Neptune, New Jersey at 211 West Sylvania, 20 TFH Way, 40 TFH Way and 50 TFH Way (the "211 Complex").
                  WHEREAS, prior to the consummation of the transactions contemplated hereby, the Company will distribute the 211 Complex (the "211 Complex Distribution") to Herbert R. Axelrod who will thereafter transfer the 211 Complex to Evelyn Axelrod, trading as H.R.A. Realty which will lease the 211 Complex to the Company (the "211 Complex Lease").
                  WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders all of the Stock.
                  WHEREAS, the Board of Directors of Buyer has approved the acquisition of the Stock by Buyer on the terms and conditions hereinafter set forth.
                  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                        Sale and Purchase of Common Stock
                        ---------------------------------
                  SECTION 1.01. Sale and Purchase. Subject to the terms and
                                -----------------
conditions herein set forth, the Shareholders shall sell, assign and transfer to Buyer and Buyer shall purchase from the Shareholders 1,000 shares of Common Stock of the Company, constituting all of the issued and outstanding capital stock of the Company.

                  SECTION 1.02. Closing. The closing of the purchase and sale of
                                -------
the Stock (the "Closing") will take place on or before December 17, 1997 (the "Closing Date"), at the offices of Fox, Rothschild, O'Brien & Frankel, LLP, Lawrenceville, New Jersey, unless another date or place is agreed to in writing by the parties hereto.
                  (a)  Shareholder Deliveries. The Shareholders shall deliver
                       ----------------------
to Buyer at the Closing:

                      (i) Stock certificates representing all of the Stock, together with duly endorsed in blank stock powers.
                      (ii) Consents executed by all necessary parties whose consent to the transactions contemplated hereby is required under the terms of the Company's contracts, licenses or rights. Such consents are described in Schedule 1.02(a)(ii) hereto.
                      (iii) Such indemnity agreements as may be required by Buyer to indemnify and protect Buyer in the event that the Shareholders fail to obtain any of the consents or other documents to be executed by third parties and delivered by Shareholders pursuant to this Section 1.02.
                      (iv) Such other resolutions, certificates, consents or other documents of authority as provided for in Schedule 1.02(a)(iv) hereto or elsewhere herein, and all other instruments or documents that counsel for Buyer may reasonably request in order to assure compliance with the terms and conditions of this Agreement.

                 (b)  Buyer Deliveries. Buyer shall deliver to the Shareholders
                      ----------------
at the Closing the Closing Payment.

                  SECTION 1.03. The Purchase Price.
                                ------------------
                  (a) Determination of Purchase Price. For purposes hereof the
                      -------------------------------
Purchase Price shall be equal to the Earnout plus $70 million, which amount shall be subject to adjustment as provided in Section 1.04 of this Agreement.

                  (b) Payment of Purchase Price. The Purchase Price shall be
                      -------------------------
paid to the Shareholders as follows:

                      (i) $60 million to be paid by wire transfer at Closing ( the "Closing Payment").
                      (ii) $9.8 million, subject to adjustment as provided in
         Section 1.04 of this Agreement, to be paid by wire transfer within five
         (5) days of the date Buyer and the Shareholders agree on the Closing Balance Sheet as per Section 4.06 hereof and the adjustments to the Purchase Price contemplated by Section 1.04 (i) and (ii) hereof are determined therefrom (the "Post-Closing Payment").

                      (iii) $200,000, subject to adjustment as provided in
         Section 1.04 of this Agreement, to be paid within five (5) days of the date Buyer and the Shareholders agree on the adjustments to the Purchase Price contemplated by Section 1.04(iii) hereof (the "Final Payment"). At Closing, the Post-Closing Payment and the Final Payment shall be delivered to Fox, Rothschild, O'Brien & Frankel, LLP as escrow agent for Buyer and the Shareholders under escrow instructions to be approved by Buyer and the Shareholders.
                      (iv) An additional amount to be paid by wire transfer on or before April 30, 2000 (the "Two Year Earnout") if all of the conditions for the Two Year Earnout set forth in Schedule 1.03(a) hereto have been satisfied, and a further additional amount (the "Five Year Earnout") to be paid by wire transfer on or before April 30, 2003 if all of the conditions set forth in Schedule 1.03(a) hereto have been satisfied. The Two Year Earnout and the Five Year Earnout are hereinafter collectively referred to as the Earnout.

                  SECTION 1.04. Adjustment of Purchase Price. The amount of the
                                ----------------------------
Purchase Price shall be
                      (i) Reduced by the excess, if any of the amount of accounts receivable on the Closing Balance Sheet which are not collected within 120 days of Closing, net of the reserve for uncollectible accounts set forth on the Closing Balance Sheet.
                      (ii) Increased or reduced by the amount that the net book value of the Company reflected on the Closing Balance Sheet is greater or less than $5,600,000. For purposes hereof, net book value shall be determined according to generally accepted accounting principles in the manner set forth on Schedule 1.04(ii) attached hereto.
                      (iii) Increased, or reduced, by the amount that (a) the credits (the "Receivable Credits") issued by the Company during the period of 180 days commencing on the Closing Date for unsold merchandise (as adjusted by the immediately succeeding sentence) relating to "Guaranteed Sales" (as hereinafter defined) included in accounts receivable on the Closing Balance Sheet, is less than, or greater than,(b) the reserve for Receivable Credits provided on the Closing Balance Sheet as determined in accordance with generally accepted accounting principles. The amount of Receivable Credits shall be reduced on a dollar-for dollar basis by the Company's carrying cost of the unsold resalable merchandise returned to inventory determined in accordance with generally accepted accounting principles. "Guaranteed Sales" shall mean those sales that are made (I) by the Direct Sales Division of the Company or (II) by the Company to the book trade.
                  Any such adjustment shall be effected by increasing or reducing the Closing Payment or the Final Payment, as appropriate, on a dollar for dollar basis.

                  SECTION 1.05. Shareholders Loan. On the Closing Date the Buyer
                                -----------------
shall lend to the Shareholders the principal sum of $10,000,000 (the "Loan") for a period expiring April 30, 2000, with simple interest calculated at seven (7%) per annum. The

Loan shall be evidenced by a Promissory Note payable by the Shareholders to the Buyer.

                  SECTION 1.06. Physical Inventory. In order to facilitate the
                                ------------------
preparation of the Closing Balance Sheet contemplated by Section 4.06, representatives of Buyer and the Company, together with their respective independent public accountants, Deloitte & Touche LLP and Ernst & Young LLP, shall jointly take a physical inventory on a mutually agreeable date preceding the Closing Date.

                  SECTION 1.07. Further Cooperation. From time to time after the
                                -------------------
Closing, the Shareholders at Buyer's request and without further consideration, agree to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the stock purchase and sale contemplated by this Agreement.

                                   ARTICLE II
                         Representations and Warranties

                  SECTION 2.01. Representations and Warranties of the
                                -------------------------------------
Shareholders. The Shareholders jointly and severally represent and warrant to,
------------
and agree with, Buyer as follows:

                  (a) Organization. The Company is a corporation duly organized,
                      ------------
validly existing and in good standing under the laws of its state of incorporation.

                  (b) Authority To Do Business. The Company has all requisite
                      ------------------------
power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction where such qualification is required.


                  (c) Binding Obligation. This Agreement has been duly executed
                      ------------------
and delivered by the Shareholders and constitutes a valid and binding obligation of the Shareholders enforceable in accordance with its terms. The execution, delivery and performance by the Shareholders of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of the Company or ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Company or to any of its respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Shareholders or the Company in connection with their execution, delivery or performance of this Agreement except for approvals and/or consents of the New Jersey Department of Environmental Protection as described in
Schedule 2.01(c).

                  (d) Title to Stock. The Shareholders have good and marketable
                      --------------
title to all of the Stock, in each case free and clear of all claims, liens, security interests, pledges, charges or encumbrances of any nature whatsoever, and the transfer of the Stock to Buyer pursuant to this Agreement will pass good and marketable title to the Stock, free and clear of all claims, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. The Company has no equity investments in any other business entity except as listed on Schedule 2.01(d).

                  (e) Capitalization. The Company's authorized capital stock
                      --------------
consists of 1,000 shares of Common Stock, without par value, of which 1,000 shares (constituting the Stock) are issued and outstanding. Herbert Axelrod owns 913 shares, and Evelyn Axelrod owns 87 of the shares of Stock. No equity securities of the Company other than the Common Stock are authorized, issued or outstanding, and there are no outstanding options, warrants, agreements, contracts, calls, commitments, or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the Common Stock.

                  (f) Inventories. The inventories on the December 27, 1996
                      -----------
balance sheet previously furnished to Buyer (the "Balance Sheet") were valued at the lower of cost or market in accordance with generally accepted accounting principles consistently applied. All inventory classified as such on the Balance Sheet which is on hand and all additions to inventory since the date of the Balance Sheet either (i) consist of items of a quantity and quality usable or salable in the ordinary course of Seller's business or (ii) are included within the reserve against inventory set forth on the Balance Sheet which reserves are adequate and calculated in a manner consistent with past practices.

                  (g) Accounts Receivable. Except for Guaranteed Sales and as
                      -------------------
set forth on Schedule 2.01(g), all accounts and notes receivable of the Company represent, and all accounts and notes receivable of the Company incurred between the date hereof and Closing will represent, valid obligations arising from sales actually made in the ordinary course of business of the Company and will be collected within 120 days of Closing, net of the reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice).

                  (h) Financial Statements. The Shareholders have delivered to
                      --------------------
Buyer the balance sheet of the Company as of December 27, 1996 (the "Balance Sheet") and the related statements of income and stockholders' equity, for each of the three years then ended, which have been audited by the Company's independent public accountants (the "Audited Financial Statements"), as well as the unaudited balance sheet as of September 26, 1997 and the related unaudited statements of income and stockholders' equity for each of the one, three and nine month periods then ended (the "Interim Financial Statements") (the Audited Financial Statements and the Interim Financial Statements being hereinafter collectively referred to as, the "Financial Statements"). Except as stated in
Schedule 2.01(h), the Financial Statements are in accordance with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial position and the results of operations and changes in stockholders' equity of the Company as of the dates and for the periods indicated, subject in the case of the Interim Financial Statements to normal and recurring, year-end adjustments. The Shareholders will cause to be delivered to Buyer as soon as available financial statements for each month subsequent to

September 1997 which shall be prepared on the same basis as the Interim Financial Statements.

                  (i) Real Property. The Company owns no real property. Schedule
                      -------------
2.01(i) includes a complete list of all real property leased by the Company ("Leased Real Property"). Except as set forth on Schedule 2.01(i), the Company has, or will have at Closing, valid leasehold interests in all Leased Real Property, free and clear of all mortgages, liens claims, charges, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever, except the following encumbrances or restrictions, whether or not disclosed in Schedule 2.01(i): (i) zoning, municipal and other similar restrictions; (ii) easements, covenants, rights of way or other restrictions which do not materially adversely affect the use of the property to which they relate; (iii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (iv) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (v) other imperfections of title or encumbrances, if any, none of which liens, title imperfections or encumbrances are substantial in amount, materially detract from the usefulness of the property subject thereto or individually or in the aggregate adversely affect in any material way the present operation of the Company's business (all such exceptions set forth in clauses (i)-(v) being referred to collectively as, "Permitted Liens").

                  (j) Title to Personal Property. Except as set forth in
                      --------------------------
Schedule 2.01(j) hereto, the Company has good and marketable title to all of its personal property, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever.

                  (k) Contracts. Except as described in Schedule 2.01(k) or for
                      ---------
agreements principally involving the right to receive money or the obligation to pay money where the total monetary obligation is less than $100,000, the Company is not a party to or bound by any lease, agreement, contract or other commitment which relates to the business of the Company (collectively, the "Contracts"). Each Contract is a valid and binding obligation of the Company and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under the Contracts, is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and is not, to the best knowledge of the Shareholders, alleged to be in breach or default in any material respect thereunder. All Contracts are in the name of the Company.
                  Except as described in Schedule 2.01(k), the Company is not a party to or bound by any of the types of agreement enumerated below:

                      (i) agreement or contract not made in the ordinary course of business;
                      (ii) employee collective bargaining agreement or other contract with any labor union;

                      (iii) agreement or contract with any shareholder, officer, director or employee of the Company;
                      (iv) agreement or contract which is oral; or
                      (v) agreement or contract the terms of which are known by the Shareholders as of the date of Closing to be materially unfavorable to the Company.

                  (l) Litigation. Except as set forth in Schedule 2.01(l), there
                      ----------
are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Shareholders, threatened by or against or affecting the Company or any of its properties, assets, operations or business which could in any way affect the transactions contemplated by this Agreement or the value to the Buyer of the business being acquired by it, and the Shareholders are not aware of any reasonable basis for any such lawsuit, claim, proceeding or investigation.

                  (m) Licenses. Except as set forth on Schedule 2.01(m) the
                      --------
Company holds each material license, permit or other governmental authorization (collectively hereinafter referred to as "Licenses") which is required for the operation of its business and, all such Licenses are in full force and effect and will remain in full force and effect notwithstanding the closing of the transactions contemplated hereby. The Company has received no notice of any defects or challenges to any of the Licenses.

                  (n) Employee and Related Matters. Except as set forth on
                      ----------------------------
Schedule 2.01(n), there are no employment-related claims, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against or relating to the

Company before any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel. The Company is not subject to any outstanding order, writ, judgment, injunction, decision, award, compliance order, consent decree, conciliation agreement, settlement agreement, affirmative action plan, determination letter or advisory of any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel. Other than as set forth on Schedule 201(n), the Company is not, and has not ever been, a party to any collective bargaining agreements, and is in compliance in all material aspects with all contracts, laws and regulatory requirements relating to employment matters including, without limitation, the Fair Labor Standards Act, the National Labor Relations Act, the Federal Occupational Safety and Health Act, Occupational Safety and Health Act, the Federal Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Protection Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Multi-Employer Pension Plan Amendments Act of 1980, the Worker Adjustment and Retraining Notifications Act and all other laws and regulations pertaining to employment and employee benefits.

                  (o) Absence of Changes or Events. Since December 27, 1996, the
                      ----------------------------
business of the Company has been conducted in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Company. Without limiting the generality of the foregoing, since December 27, 1996, the Company has not, except for the distribution to the Shareholders of an aggregate of $10 million of previously taxed Subchapter S earnings and except as otherwise described in
Schedule 2.01(o):

                      (i) acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the Company, except in its ordinary course of business consistent with prior practice;
                      (ii) except for the 211 Complex Distribution and 211 Complex Lease, sold, leased or otherwise disposed of any of its assets, which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with prior practice;
                      (iii) adopted or amended in any material respect any agreement with employees or benefit plans, other than in the ordinary course of business consistent with prior practice;
                      (iv) increased the compensation of any employee other than in the ordinary course of business consistent with prior procedure;
                      (v) sustained any material loss or damage to its properties, whether or not insured;
                      (vi) issued capital stock or, except for the 211 Complex Sale, declared or paid a dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly, redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

                      (vii) merged or consolidated with another corporation;
                      (viii) created, incurred or assumed or committed to create, incur or assume indebtedness or other liability, except for accounts payable or other current liabilities which (1) are not for borrowed money, (2) were incurred in the usual and ordinary course of business and (3) have not been and will not be materially adverse to the general affairs, business, prospects, properties, financial condition, results of operations or net worth of the Company;
                      (ix) altered or amended its articles of incorporation or bylaws; or
                      (x) entered into, materially amended or terminated any contract, agreement, franchise, permit or license.

                  (p) Compliance with Laws. Except as set forth in Schedule
                      --------------------
2.01(p), the Company is not in violation of any law, order, ordinance, rule or regulation of any governmental authority.

                  (q) No Broker's or Finder's Fees. Except as set forth in
                      ----------------------------
Schedule 2.01(q), no agent, broker, investment banker, person or firm acting on behalf of the Shareholders, the Company or any related entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

                  (r) Employee Benefit Plans. Except as set forth in Schedule
                      ----------------------
2.01(r), neither the Company nor any entity under common control with the Company, within the meaning of section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended

(the "Code") or section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan Affiliate"), maintains, is required to contribute to, or is required to provide benefits under, any plan, fund or program providing any pension, profit sharing, deferred compensation, severance pay, bonuses, incentive compensation, stock options, stock purchases, or any other form of retirement or deferred benefit, or any health, accident, dependent care, or other welfare benefit (a "Plan").

                      (1) The Company and all Plan Affiliates are in compliance with all laws and regulations relating to the Plans, including but not limited to compliance with all provisions of the Code and ERISA relating to the Plans. Neither the Company nor any Plan Affiliate is in default in performing its obligations under any Plan or related agreement and all contributions and other payments required to be made under any Plan with respect to the period prior to the Closing have been made (or reserves adequate for such payments have been set aside). Neither the Company nor any Plan Affiliate has engaged in any non-exempt "prohibited transaction" (as defined in section 4975 of the Code or section 406 of ERISA) with respect to any Plan.

                      (2) No officer of the Company has agreed to any future increases in benefit levels or the creation of new benefits with respect to any Plan.

                      (3) No Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) (a "Multiemployer Plan"). Neither the Company nor any Plan Affiliate has ever been obligated to contribute to a Multiemployer Plan. No Plan is subject to Title IV of ERISA, and neither the Company nor any Plan Affiliate has ever been obligated to contribute to a Plan which is or was subject to Title IV of ERISA.

                      (4) With respect to each Plan which is intended to be a qualified plan under section 401(a) of the Code (a "Qualified Plan"), the Company has received a determination letter from the Internal Revenue Service ("IRS") stating that the Plan does qualify in form with section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation, and the Company has no reason to believe that any events have occurred since the issuance of such letter which would cause the Plan not to be so qualified. All contributions required to be made to any Qualified Plan have been so made within the time period provided under sections 404(a)(6) and 412 of the Code, and no accumulated funding deficiency (as defined in section 412 of the Code) exists, whether or not waived, with respect to any Qualified Plan. After the Closing, Buyer may terminate each Qualified Plan without making any additional contributions thereto, and without incurring any liability thereunder.

                      (5) The Company has provided to Buyer complete and correct copies of all Plans, related trust agreements, insurance contracts or other related agreements, the current summary plan description for each Plan subject to ERISA, and any similar description of any other Plan.

                  (s) Customers. Schedule 2.01(s) contains a true and correct
                      ---------
list of the Company's largest 20 customers (as determined by dollar amount of orders) for each of the last two years. Except as listed on
Schedule 2.01(s), the Company has no information which would cause it to believe that any of such largest 20 customers will not continue to do business with Buyer after the Closing upon substantially the same terms and at such volumes as such customer did business with the Company prior to the Closing.

                  (t) Condition of Equipment. Except as set forth in Schedule
                      ----------------------
2.01(t), the equipment of the Company, taken as a whole, is in good operating condition, normal wear and tear excepted.

                  (u) Trademarks and Other Intellectual Property. Except as set
                      ------------------------------------------
forth in Schedule 2.01(u), there are no patents, trademarks, service marks, trade names, copyrights, or applications therefor or registrations thereof ("Intellectual Property"), which have been used or owned within the last three years by the Company. Schedule 2.01(u) contains a true and complete description of the rights of the Company with respect to each of such items of Intellectual Property. Except as set forth in Schedule 2.01(u), the Company has received no notice of challenges to its sole, full and clear title to all of such items of Intellectual Property, and has no knowledge of any liens, encumbrances or restrictions whatsoever, and upon closing of the transactions contemplated hereby, the Company will not have received any notices of challenges to its sole, full and clear title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever. The Company is not and, during the last two years, has not (i) infringed or violated any trademark, service mark, trade name, patent or copyright or other Intellectual Property right; or (ii) unlawfully or improperly used any trade secrets belonging to any third party.

                  (v) Environmental Matters. Except as set forth in Schedule
                      ---------------------
2.01(v), there have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against the Company by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Company's facilities which will be occupied or operated by Buyer as a result of the transactions contemplated hereby (the "Property").
                  The Property has not been used for the disposal of "hazardous waste" or "hazardous materials" as those terms are defined below. As used in this Agreement, the term "hazardous materials" or "hazardous waste" means any hazardous or toxic substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" or "hazardous material" under applicable state laws and regulations, (v) designated as a

"hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ss. 1251, et seq. (33 U.S.C. ss. 1321) or U.S.C. ss. 1317, (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq. (42 U.S.C. ss. 6903) or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601, et seq. (42 U.S.C. ss. 9601).
                   Except as disclosed on Schedule 2.01(v), there are no hazardous materials or hazardous waste on, under, in or about the Property, including but not limited to the soil and groundwater at and below the Property, and surface water on and running through the Property.
                   The Company has duly complied with, and the Property is in compliance with, the provisions of all federal, state and local environmental, codes and ordinances and all rules and regulations promulgated thereunder.
                    The Company has been issued, and will maintain until the date of Closing, all required federal, state and local permits, licenses, certificates and approvals with respect to the Property relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (vi) other environmental, health or safety matters.
                  The Company has received no notice of, and neither knows of nor suspects, any fact(s) which might constitute violation(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the Property, and is not in violation of any covenants, conditions, easements, rights of way or restrictions affecting the Property or any rights appurtenant thereto.
          Except as set forth in Schedule 2.01(v), the Company has no environmental site assessments, environmental audits, analytical results or other environmental information in its possession which pertains to the Property which has not been furnished to Buyer.

                  (w) Tax Returns and Payments. The Company has correctly
                      ------------------------
prepared and properly filed an election under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation for Federal income tax purposes, and has filed its Federal income tax returns in a manner consistent with such status. The Company's Federal income tax status as an S corporation has been in effect since October 1, 1987, and will be in effect as of the Closing within the meaning of Section 1361 of the Code. The Company has correctly prepared and filed an election under N.J.S.A. 54:10A-5.22 to be treated as an S corporation for New Jersey Corporation Business Tax purposes, and has filed its New Jersey Corporation Business Tax returns in a manner consistent with such status. The Company's New Jersey status as an S corporation has been in effect since January 1, 1994, and will be in effect as of the Closing within the meaning of N.J.S.A. 54:10A-5.22. All federal, state and local tax returns and reports of the Company required by law to be filed have been duly and timely filed, and all taxes, fees or other governmental charges of any nature shown on such returns and reports have been paid or are currently provided for on the books of the Company. There is no asserted deficiency or additional tax or governmental charge, and there is no tax proceeding pending before any agency or court to which the Company is a party, nor is there any basis for any such proceeding. Except as set forth in Schedule 2.01(w), with respect to all taxing authorities having jurisdiction, no material unpaid tax liabilities of the Company exist which are not disclosed in the Financial Statements. There are no unpaid taxes of the Company which are a lien on its properties and assets, except liens for taxes not yet due and payable; except as set forth in Schedule 2.01(w), all taxes not yet due and payable which require accrual under generally accepted accounting principles have been properly accrued on the books of account of the Company and reflected in the Financial Statements. Except as set forth in
Schedule 2.01(w), the charges, accruals and reserves shown in the Financial Statements in respect of taxes for all fiscal periods to the date thereof are adequate. The federal income tax returns of the Company have been examined by the Internal Revenue Service for all fiscal years through December 31, 1990, and all deficiencies and assessments resulting from such examination have been paid. No consents extending the statute of limitations have been filed by the Company with respect to the Company's tax liability for any fiscal year. All monies required to be withheld by the Company from employees for income taxes, social security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company.

                  (x) Other Activities of the Shareholders. Except as set forth
                      ------------------------------------
in Schedule 2.01(x), neither the Shareholders nor any officer, director or other key employee of the Company owns, directly or indirectly, any interest or has any investment or profit participation in a corporation or other entity which is a competitor or potential competitor of or which otherwise, directly or indirectly, does business with the Company or Buyer.

                  (y) Related Party Transactions. Except as disclosed in
                      --------------------------
Schedule 2.01(y), all of the transactions of the Company have been conducted on an arms-length basis, and have been fair to the Company and on terms comparable to those which would have prevailed in arms-length transactions. Neither of the Shareholders has any knowledge or information which would indicate that the business relationship or sales of the Company to any of the 20 largest customers of the Company listed on Schedule 2.01(e) is likely to be adversely affected by the vitiation of the relationship of the Shareholders to the Company as a result of their sale of the Stock. The Company does not have outstanding loans or other advances to the Shareholders or any officer, director or other employee of the Company or to any entity in which the Shareholders or the Company has a direct or indirect interest, other than travel advances in the usual and ordinary course of business.

                  (z) Employee Terminations. Schedule 2.01(z) lists any officer
                      ---------------------
or other key employee of the Company who terminated employment with the Company since January 1, 1997. For this purpose, "Key Employee" means an employee whose base compensation or annual salary exceeded $60,000. Neither the Company nor the Shareholders has knowledge that any officer or other key employee of the Company is considering the termination of employment.

                  (za) The Shareholder List. Set forth as schedule 2.01(za) is a
                       --------------------
true and accurate copy of the list of shareholders of the Company.

                  (zb) No Undisclosed Liabilities. The Company has no
                       --------------------------
obligations or liabilities except (i) liabilities and obligations which are described in Schedule 2.01(zb), (ii) liabilities and obligations reflected on the Balance Sheet or incurred in the ordinary course of business since the date of the Balance Sheet, and (iii) liabilities and obligations under any contracts, leases and permits set forth in Schedules 2.01(i) and 2.01(k).

                  (zc) Disclosure. No representation or warranty made by the
                       ----------
Shareholders in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Buyer or hereafter required to be furnished to the Buyer (all such documents being taken as a whole), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                  (zd) Title to Shares. At the Closing, each of the Shareholders
                       ---------------
will transfer and convey, and Buyer will acquire, good and marketable title to the Stock, free and clear of all liens and encumbrances, pledges, security interest and claims whatsoever.

                  SECTION 2.02. Representations and Warranties of Buyer. Buyer
                                ---------------------------------------
represents and warrants to, and agrees with, the Shareholders as follows:


                  (a) Organization. Buyer is a corporation duly organized,
                      ------------
validly existing and in good standing under the laws of the State of Delaware.

                  (b) Binding Obligation. Buyer has all requisite corporate
                      ------------------
power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Articles of Incorporation or By-laws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

                  (c) SEC Reports. Buyer has heretofore delivered to the
                      -----------
Shareholders copies of its annual report on Form 10-K for the fiscal year ended September 28, 1996 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") and the other reports or documents required to be filed by Buyer under Sections 13(a), 14(a), 14(c) and 15(d) of the Exchange Act subsequent to September 28, 1996 (collectively, the "Reports") and will deliver to each Shareholder a copy of each report or document required to be filed by Buyer under said Sections prior to the Closing.

                  (d) Financial Condition. Buyer has and will have sufficient
                      -------------------
funds available to it to pay the Purchase Price (including the Post-Closing Payment and the Earnout).

                                  ARTICLE III
                   Covenants Relating to Conduct of Business
                   -----------------------------------------

                  SECTION 3.01. Covenants of the Shareholders. During the period
                                -----------------------------
from the date of this Agreement and continuing until the Closing, the Shareholders agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:


                  (a) Ordinary Course. The Company shall carry on its busines in
                      ---------------
the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby.

                  (b) Distributions. Except as set forth on Schedule 3.01(b) no
                      -------------
payment, dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any capital stock or surplus of the Company nor will the Company directly or indirectly, issue, redeem, retire, purchase or otherwise acquire shares of its stock.

                  (c) Compensation. Except as set forth on Schedule 3.01(c) no
                      ------------
increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of the Company, and no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any such officer or employee, and no agreement or plan with respect to the same shall be adopted or committed for.


                  (d) Rights. Except in the ordinary course of business and
                      ------
consistent with prior practice, or as set forth in Schedule 3.01(d), the Company will not waive a material right or cancel a material contract, debt or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase or sale, and except in the usual and ordinary course of business, the Company will not enter into or assume any other contract, lease, license, obligation, indebtedness, purchase or sale.

                  (e) No Other Bids. Neither the Shareholders nor the Company
                      -------------
nor any of their affiliates shall, nor shall they authorize any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by any of them to, solicit or encourage (including by way of furnishing information or entering into discussions or negotiations of any kind) any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal. Except as already set forth on
Schedule 3.01(e), the Company shall promptly advise Buyer orally and in writing of any such inquiries or proposals. As used in this paragraph, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in the Company or all or a portion of the assets other than the transactions contemplated by this Agreement.

                  SECTION 3.02.  Covenants of Buyer.  During the period from the
                                 ------------------
date of this Agreement and continuing until the Closing, the Buyer agrees (except as expressly contemplated by this Agreement or to the extent that the Shareholders shall otherwise consent in writing) that it will not make any filings under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the acquisition by Buyer of any company whose principal business is the publishing of books regarding pets or the manufacture of edible or nonedible bones and chew toys for dogs.

                                   ARTICLE IV
                             Additional Agreements
                             ---------------------

                  SECTION 4.01. Access to Information. The Shareholders shall
                                ---------------------
cause the Company to afford to Buyer and to Buyer's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all its properties, books, contracts, commitments and records, and, during such period, the Company shall furnish as promptly as possible to Buyer all available information concerning the business, properties and personnel of the Company as Buyer may reasonably request. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to the Company all nonpublic documents obtained from the Company which it would not otherwise have been entitled to obtain. Buyer shall not disclose such information to any other person and shall not use such information in its own business or for any other purpose. Buyer shall cooperate with the Shareholders to assure that its access to such information will result in minimal disruption to the Company's business and will not engage in any discussions with employees of the Company without the express consent of the Shareholders.
                  Buyer shall preserve and keep all books and records in respect of the Company in Buyer's and/or the Company's possession for a period of at least eight years before Buyer or the Company shall dispose of any such books and records and at least 90 days' written notice shall be provided to the Shareholders prior to disposition of such books and records. The Shareholders shall be given the opportunity to remove and retain all or any part of such books and records as the Shareholders may select. During such eight-year period, the Shareholders or their duly authorized representatives shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

                  SECTION 4.02. Legal Conditions. The Company will take all
                                ----------------
reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to Buyer in connection with any such requirements imposed upon Buyer in connection with the transactions contemplated hereby. The Shareholders will take all reasonable actions to obtain (and to cooperate with Buyer in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental agency, commission, board, authority, court or other entity (a "Governmental Entity"), or other third party, required to be obtained or made by the Company (or by Buyer) in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

                  SECTION 4.03. Expenses. Whether or not the transactions
                                --------
contemplated hereby are consummated, all costs and expenses incurred by Buyer or the Shareholders in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs. Without limiting the generality of the foregoing, the Shareholders shall be solely responsible for the fees and expenses of their counsel in connection with the transaction contemplated hereby.

                  SECTION 4.04. Additional Agreements. Subject to the terms and
                                ---------------------
conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, whether before or after the Closing.

                  SECTION 4.05. Press Releases. None of the parties hereto shall
                                --------------
issue a press release or other publicity announcing the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law.

                  SECTION 4.06. Closing Balance Sheet. Within 120 days after the
                                ---------------------
Closing Date, the Shareholders shall cause to be prepared a balance sheet of the Company as of the Closing Date, and shall submit the same (the "Seller Closing Balance Sheet") to Buyer. The Seller Closing Balance Sheet shall present fairly the financial position of the Company as of the Closing Date with appropriate adjustments for all uncollected accounts receivable, and be prepared in accordance with generally accepted accounting principles in a manner consistent with the manner of preparation of the latest balance sheet included in the Audited Financial Statements. Within 30 days after submission of the Seller Closing

Balance Sheet to Buyer (the "Dispute Period"), Buyer shall notify the Shareholders whether it disputes the Seller Closing Balance Sheet. If there is no such dispute, the Seller Closing Balance Sheet shall become the "Closing Balance Sheet." If the Shareholders and Buyer cannot finally resolve such dispute within 30 days after the date of delivery of notice of dispute, the matter shall be submitted to a nationally prominent independent accounting firm which has no past or current relationship with any of the parties (the cost of which shall be borne equally by the parties) to resolve the dispute, and its decision as to matters in dispute shall be final and binding upon the parties, and the balance sheet as so resolved shall become the "Closing Balance Sheet."

                  SECTION 4.07. 338 Election. Both the Shareholders and Buyer
                                ------------
will make a timely and effective election under Section 338(h)(10) of the Code (and any comparable provision of state or local law) with respect to the purchase by Buyer of the Stock hereunder (collectively, together with the elections under Section 338(g) of the Code and any comparable provision of state or local law, the "Section 338(h)(10) Elections").

                  SECTION 4.08. Intentionally Left Blank.
                                ------------------------
                  SECTION 4.09. Accounts Receivable.
                                -------------------
                  (a) Obligations of Buyer. During the period beginning on the
                      --------------------
Closing Date and ending 120 days thereafter (the "Collection Period"), Buyer will cause the Company to attempt to collect all accounts receivable of the Company in accordance with the Company's current collection practices and procedures. Buyer will also have the Company attempt to recover all amounts payable under the

Company's credit insurance policy for insured uncollected accounts receivable of the Company in accordance with the Company's current collection accounts and procedures. All payments received by the Company from any customers obligated in respect of any such account receivable shall be deemed to have been made in respect of, and shall be applied to, such accounts receivable of such customer in accordance with the order in which such account receivable was billed to such customer, except that in the case of disputed billings, all payments received shall be applied first to such accounts which are not in dispute prior to application to any such accounts which are in dispute.

                  (b) Settlement of Accounts Receivable. At the end of the
                      ---------------------------------
Collection Period, Buyer will deliver to the Shareholders a final statement setting forth all amounts collected by the Company during the Collection Period (the "Collected Accounts") with respect to the accounts receivable (with the date of delivery of such final statement referred to herein as the "Settlement Date"), and listing all accounts receivable (or portion thereof) remaining unpaid (the "Unpaid Accounts") and shall transfer, all or a portion of the Unpaid Accounts (the "Transferred Accounts") to the Shareholders. Any credit insurance recoveries or other payments, net of collection expenses, recovered by the Company with respect to the Transferred Accounts will be remitted to the Shareholders. The amount of the Transferred Accounts, net of applicable reserves, shall be deducted from the Purchase Price pursuant to Section 1.04 hereof.

                  SECTION 4.10. Additional Borrowings. In order to permit the
                                ---------------------
Company to make the distributions of previously taxed Subchapter 5 earnings as contemplated in Section 3.01(b) hereof, the Company shall be entitled to borrow funds for such purpose. To the extent that additional amounts beyond such borrowings may be required for such distributions by the Company, the Company shall so advise the Buyer. Not less than two days prior to the Closing Date, Buyer shall either lend such additional amounts to the Company or guaranty additional borrowings of the Company to make such distributions.

                                   ARTICLE V
                              Conditions Precedent
                              --------------------

                  SECTION 5.01. Conditions to Each Party's Obligation. The
                                -------------------------------------
respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Approvals. All authorizations, consents, orders or
                      ---------
approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, except for the HSR filings referred to elsewhere herein.

                  (b) Legal Action. No action, suit or proceeding shall have
                      ------------
been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

                  (c) Statutes. No statute, rule or regulation shall have been
                      --------
enacted by the government of the United States or any state or agency thereof which would make the consummation of the transactions contemplated hereby illegal.

                  SECTION 5.02. Conditions to Obligations of Buyer. The
                                ----------------------------------
obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

                  (a) Representations and Warranties. The representations and
                      ------------------------------
warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate signed by the Shareholders to such effect.

                  (b) Performance of Obligations of the Shareholders. The
                      ----------------------------------------------
Shareholders and the Company shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer or Chairman of the Board of the Company to such effect.

                  (c) Opinion of Shareholders' Counsel. Buyer shall have
                      --------------------------------
received an opinion dated the Closing Date of Fox, Rothschild, O'Brien & Frankel, LLP, counsel to the Shareholders, respectively, in form and substance satisfactory to Buyer as to the due organization of the Company and its good standing in the state of New Jersey.

                  (d) No Material Adverse Change. There shall have been no
                      --------------------------
material adverse change in the financial condition, results of operations, business, assets or prospects of the Company.

                  (e) Consents and Actions. All requisite consents of any third
                      --------------------
parties to the transactions contemplated by this Agreement shall have been obtained.

                  (f) Due Diligence Investigation. Buyer shall be satisfied with
                      ---------------------------
the results of its due diligence investigation of the Company.

                  (g) Closing Deliveries. The Company shall deliver, or cause to
                      ------------------
be delivered, to Buyer at or prior to the Closing the following documents:

                      (i) Certificates of the secretaries of state of each of the states in which the Company is qualified to transact business as a foreign corporation dated not more than thirty (30) days prior to the Closing Date, as to the payment of franchise taxes and the good standing of the Company in each such jurisdiction.
                      (ii) An officers' certificate or other evidence satisfactory to Buyer that all severance and related benefits of any kind due to employees of the Company who have previously terminated employment have been paid.
                      (iii) Such other certificates, executed by officers of the Company, as Buyer may reasonably request.
                      (iv) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel, in addition to those required by this Agreement.

                  (h) Release of Security Interests. Provision satisfactory to
                      -----------------------------
Buyer shall have been made for the release of any security interests which encumber any of the Company's assets, to the extent that such security interests do not relate to debt of the Company that will continue after the Closing.

                  (i) Title Insurance. Buyer shall have received such
                      ---------------
commitments for title insurance as it shall deem necessary, provided that the cost of such insurance shall be at Buyer's expense.

                  (j) Noncompetition Agreements. Each of the Shareholders shall
                      -------------------------
have entered into a noncompetition agreement in substantially the form of Exhibit A hereto.

                  (k) Consulting Agreements. The Shareholders shall have entered
                      ---------------------
into consulting agreements in substantially the form of Exhibit B(1) or Exhibit B(2) hereto and Todd Axelrod shall have entered into a consulting agreement in the form of Exhibit C hereto.

                  (l) Employment Agreements. Each of Glen S. Axelrod, Gar Hersch
                      ---------------------
and Barry Duke shall have entered into an employment agreement in form and substance satisfactory to him and to Buyer.

                  (m) Leases. The Company shall have entered into leases in form
                      ------
and substance satisfactory to Buyer providing for the lease to the Company of the One T.F.H. Plaza, 85 West Sylvania Avenue, 1100 Corlies Avenue, 1111 Corlies Avenue, the 211 Complex and 1933 Heck Avenue properties for a term of five years at a rental equal to $5.00 per square foot.

                  (n) Environmental. The New Jersey Department of Environmental
                      -------------
Protection shall have issued No Further Action letters and non-applicability determinations approving the Industrial Site Recovery Act (ISRA) filings.

                  (o) Related Party Agreements. Each of the Stockholders, each
                      ------------------------
of the officers and key employees of the Company and each of the other persons listed on Schedule 2.01(z)(b) shall have entered into agreements in form and substance satisfactory to Buyer assigning to the Company any and all patents or other intellectual property rights relating to the business of the Company and terminating any and all oral agreements between them and the Company and any and all agreements affecting the Company not reflected on the Disclosure Schedules.

                  (p) Holdings. The Company shall have acquired from the
                      --------
Shareholders all shares of the capital stock of T.F.H. Holdings, Inc., a Delaware corporation ("Holdings") owned by the Shareholders under arrangements satisfactory to Buyer which impose no obligation on the Company, and Buyer shall have entered into agreements to acquire the remaining capital stock of Holdings.

                  SECTION 5.03. Conditions to Obligation of the Shareholders.
                                --------------------------------------------
The obligations of the Shareholders to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Shareholders:

                  (a) Representations and Warranties. The representations and
                      ------------------------------
warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Shareholders shall have received a certificate signed by the chief executive officer and by the chief financial officer of Buyer to such effect.

                  (b) Performance of Obligations of Buyer. Buyer shall have
                      -----------------------------------
performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Shareholders shall have received a certificate signed by the chief executive officer and by the chief financial officer of Buyer to such effect.

                  (c) Consents and Actions. All requisite consents of any third
                      --------------------
parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

                  (d) Consulting Agreements. The Shareholders shall have entered
                      ---------------------
into consulting agreements in substantially the form of Exhibit B(1) or Exhibit B(2) hereto and Todd Axelrod shall have entered into a consulting agreement in the form of Exhibit C hereto.


                  (e) Employment Agreements. Each of Glen S. Axelrod, Gary
                      ---------------------
Hersch and Barry Duke shall have entered into an employment agreement in form and substance satisfactory to him and to Buyer.

                  (f) Holdings. The Company shall have acquired from the
                      --------
Shareholders all shares of the capital stock of T.F.H. Holdings, Inc., a Delaware corporation ("Holdings") owned by the Shareholders under arrangements satisfactory to Buyer which impose no obligation on the Company, and Buyer shall have entered into agreements to acquire the remaining capital stock of Holdings.

                  (g) Other Documents. The Shareholders shall have received such
                      ---------------
documents, instruments or certificates as shall be reasonably requested by the Shareholders or their counsel, in addition to those required by this Agreement.

                                   ARTICLE VI
                                Indemnification
                                ---------------

                  SECTION 6.01. Warranty Claims. Except as hereinafter set
                                ---------------
forth, the Shareholders jointly and severally shall indemnify and hold harmless on an after-tax basis Buyer and the Company, and their respective successors and assigns and their respective officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which arise out of: (i) any breach or violation of this Agreement by the Shareholders; or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by the Shareholders; or (iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by the Shareholders (collectively, "Warranty Claims"); provided however, that Buyer and the Company shall be entitled to indemnification hereunder only when, and only with respect to amounts by which, the aggregate of all such Warranty Claims exceeds $1,000,000.

                  SECTION 6.02. Third Party Claims. Without regard to the
                                ------------------
limitations set forth in Section 6.01 hereof, the Shareholders jointly and severally shall indemnify and hold Buyer and the

Company and their successors and assigns and its and their respective officers, directors, shareholders, employees and agents harmless on an after-tax basis against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any legal, governmental or administrative action, suit or proceeding against the Company or Buyer, including all those required to be included in Schedule 2.01(l) hereto, which legal, governmental or administrative action, suit or proceeding arises from the conduct of the business of the Company or the ownership or, regardless of whether or not disclosed in Schedule 2.01(v) hereto, the condition of the properties owned or leased by the Company prior to the Closing Date. Without limiting the generality of the foregoing, the provisions of this Section 6.02 shall be fully applicable to (i) any United States federal, state or other taxes, penalties, interest and related charges and fees to which the Company might become subject as a result of liability for taxes of the Company for periods ending on or prior to the Closing, whether on or measured by income, assets, sales, gross receipts or payroll (including in each case penalties or interest relating thereto); and (ii) any tax liability of the Company which may arise as a result of the 211 Complex Distribution, in each case without regard to any procedural or substantive limitation on Buyer's rights to indemnification contained herein, including, without limitation, the survival period set forth in Section 8.01 hereof. The amount for which Buyer is indemnified under the preceding sentence shall become due and payable when the related taxes are payable to the applicable taxing authority.

                  SECTION 6.03. Notice of Claim. Upon obtaining knowledge
                                ---------------
thereof, the indemnified party shall promptly notify the indemnifying party in writing of any damage, claim, loss, liability or expense which the indemnified party has determined has given or could give rise to a claim under Sections 6.01 or 6.02 (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

                  SECTION 6.04. Defense of Third Party Claims. With respect to
                                -----------------------------
any claim or demand set forth in a Notice of Claim relating to a third party claim, the indemnifying party may defend, in good faith and at its expense, any such claim or demand, and the indemnified party, at its expense, shall have the right to participate in the defense of any such third party claim. The indemnified party shall cooperate in the defense of a third party claim, including providing reasonable access to personnel and the Property. So long as the indemnifying party is defending in good faith any such third party claim, the indemnified party shall not settle or compromise such third party claim. If the indemnifying party does not so elect to defend any such third party claim, the indemnified party shall have no obligation to do so. The indemnified party shall provide the indemnifying party with access to its records and personnel relating to any claim for which indemnification is sought during normal business hours and shall otherwise cooperate with the indemnifying party in the defense or settlement thereof, and the indemnifying party shall reimburse the indemnified part for its reasonable out-of-pocket expenses in connection therewith.

                  SECTION 6.05. Ceiling. Notwithstanding anything else herein
                                -------
contained, the liability of the Shareholders pursuant to this Article VI shall be limited to $50,000,000.

                  SECTION 6.06. Exclusive Remedy. Buyer acknowledges and agrees
                                ----------------
that its sole remedy against the Shareholders for any matter arising out of the transactions contemplated by this Agreement is set forth in this Article VI.

                                  ARTICLE VII
                       Termination, Amendment and Waiver
                       ---------------------------------

                  SECTION 7.01. Termination. This Agreement may be terminated at
                                -----------
any time prior to the Closing:

                  (a) by mutual written consent of Buyer and the Shareholders;

                  (b) by either Buyer or the Shareholders if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured within 30 days after receipt of notice of such breach;

                  (c) by Buyer if any of the conditions set forth in Sections
5.01 and 5.02 shall not have been satisfied before February 28, 1998, or such later date as Buyer and the Shareholders shall mutually agree in writing;

                  (d) by the Shareholders if any of the conditions set forth in Sections 5.01 and 5.03 or shall not have been satisfied before February 28, 1998, or such later date as Buyer and the Shareholders shall mutually agree in writing.

                  SECTION 7.02. Effect of Termination. In the event of
                                ---------------------
termination of this Agreement by either the Shareholders or Buyer as provided in
Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, or the Shareholders or their respective officers or directors or shareholders except as set forth in Sections 4.01, 4.03 and 4.05 and except to the extent that such termination results from the wilful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.03. Amendment. This Agreement may not be amended
                                ---------
except by an instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE VIII
                               General Provisions
                               ------------------

                  SECTION 8.01. Survival of Representations and Warranties. All
                                ------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of two years from the Closing Date, and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation or warranty, until such claim is finally determined or settled; provided, however, that the right to assert claims with respect to the tax matters set forth in Sections 2.01(w) and 6.02 of this Agreement or resulting from any action or threatened action by any federal, state or local taxing authority shall expire when the applicable period under the statute of limitations therefor (including any waivers thereof) shall have expired and cannot thereafter be asserted.

                  SECTION 8.02. Notices. All notices and other communications
                                -------
hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Buyer to:

                           CENTRAL GARDEN & PET COMPANY
                           3697 Mount Diablo Boulevard
                           Suite 310
                           Lafayette, CA 94549

                           Attention:  William E. Brown

                  with a copy to: John F. Seegal, Esq.

                           ORRICK, HERRINGTON & SUTCLIFFE LLP
                           The Old Federal Reserve Bank Building
                           400 Sansome Street
                           San Francisco, California  94111

                  (b) if to the Shareholders, to

                           T.F.H. PUBLICATIONS, INC.
                           One TFH Plaza
                           Neptune, New Jersey 07753

                           Attention:  Dr. Herbert R. Axelrod
                  with a copy to:

                           Steven C. Levitt, Esq.
                           Fox, Rothschild, O'Brien & Frankel, LLP
                           Princeton Pike Corporate Center
                           997 Lenox Drive
                           Lawrenceville, NJ 08648

                           and

                           Douglas M. Calhoun, Esq.
                           Calhoun & Tice
                           900 State Highway 71
                           Springlake Heights, NJ 07762

                  All notices given hereunder shall be deemed given at the time of personal delivery or, if mailed, on the earlier of actual receipt as shown on the registry receipt or three business days after the date of such mailing.

                  SECTION 8.03. Interpretation. When a reference is made in this
                                --------------
Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of contract interpretation, the parties agree that they are joint authors of this document.


                  SECTION 8.04. Counterparts. This Agreement may be executed in
                                ------------
one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  SECTION 8.05. Miscellaneous. This Agreement, the documents
                                ------------
and instruments and other agreements between the parties hereto required by this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  SECTION 8.06. Governing Law. This Agreement shall be governed
                                -------------
in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

                  SECTION 8.07. No Waiver. No term or provision of this
                                ---------
Agreement shall be waived or any breach of this Agreement excused except in writing signed by the party that is claimed to have so waived or excused. No waiver of any provision of this Agreement shall constitute a waiver of any other provision. Any consent or waiver by any party to any breach of this Agreement by the other party, whether expressed or implied, shall not constitute a consent to, waiver of, or excuse for, any other breach. The failure of any party to give notice to the other party, or to take any other step in respect of, any breach of any provision of this Agreement shall not constitute a waiver thereof. Acceptance of payment by a party after the breach of any provision of this Agreement by the other party shall not constitute a waiver thereof.

                  SECTION 8.08. Disclaimer of Projections. The Shareholders make
                                -------------------------
no representation or warranty to Buyer except as specifically made in this Agreement. In particular, the Shareholders make no representation or warranty to Buyer with respect to any financial projection or forecast relating to the Company. With respect to any such projection or forecast delivered by or on behalf of the Company to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against the Shareholders with respect thereto.
                  IN WITNESS WHEREOF, Buyer and the Shareholders have executed this Agreement, all as of the date first written above. CENTRAL GARDEN & PET COMPANY



                                            By /s/ William E. Brown
                                               _________________________


                                            SHAREHOLDERS:


                                            /s/ Herbert R. Axelrod
                                            _____________________________
                                            (Herbert R. Axelrod)

                                            /s/ Evelyn Axelrod
                                            _____________________________
                                            (Evelyn Axelrod)